Exhibit 10.24
FISCAL 2008 BONUS COMPENSATION INFORMATION FOR NAMED EXECUTIVE OFFICERS
The table below provides the target cash bonus amounts for each of the Company’s named executive officer under Cardica, Inc.’s 2008 Executive Officer Cash Bonus Plan.

2008 Target
Cash Bonus
Named Executive Officer(1)	Amount(2)(3)
Bernard A. Hausen, M.D., Ph.D.	50%
President and Chief Executive Officer
Robert Y. Newell	25%
Vice President, Finance & Operations and Chief Financial Officer
Bryan D. Knodel, Ph.D.	25%
Vice President, Research and Development
Richard M. Ruedy	25%
Vice President, Regulatory, Clinical and Quality Affairs

(1)	The Company’s Vice President of Worldwide Sales and Marketing, Doug Ellison, is eligible for bonuses for fiscal 2008 as described in the Company’s Current Report on Form 8-K filed July 2, 2007, in lieu of participation in the 2008 Bonus Plan.

(2)	Each target cash bonus amount is expressed as a percentage of the respective named executive officer’s fiscal 2008 annual base salary.

(3)	Target cash bonus amounts are based (a) for Dr. Hausen, 100% on achievement of corporate objectives and (b) for each other named executive officer, 75% on the achievement of corporate objectives and 25% on the achievement of individual objectives. Actual bonus payments (if any) may represent a higher or lower percentage of the named executive officer’s 2008 annual base salary, depending on the extent to which actual performance meets, exceeds or falls short of the specified corporate objectives and applicable individual performance objectives, as determined by the Compensation Committee in its discretion.